Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2006 RESULTS

Fourth Quarter Sales Increase 39% and Operating Income Expands 61%

SAN FRANCISCO, CA (February 28, 2007) ― Bare Escentuals, Inc. (Nasdaq: BARE) today announced financial results for the fourth quarter and year ended December 31, 2006.

Net sales for the fourth quarter of fiscal 2006 were $110.5 million, an increase of approximately 39% from $79.3 million recorded in the same period last year. Net income for the fourth quarter of fiscal 2006 was $16.3 million, or $0.18 per diluted share on approximately 92.0 million shares outstanding, compared to $4.8 million, or $0.07 per diluted share on approximately 71.0 million shares outstanding, in the fourth quarter of fiscal 2005. Operating income for the fourth quarter of fiscal 2006 was $36.6 million, an increase of approximately 61% from $22.7 million in the same period last year. Results for the fourth quarter of fiscal 2006 include a charge of $1.8 million related to the buyout of the management agreements with Berkshire Partners LLC and JH Partners, LLC.

Net sales for the year ended December 31, 2006 were $394.5 million, an increase of approximately 52% from $259.3 million recorded in the same period last year. Net income for fiscal 2006 was $50.2 million, or $0.65 per diluted share on approximately 77.3 million shares outstanding, compared to $23.9 million, or $0.34 per diluted share on approximately 69.3 million shares outstanding, last year. Operating income for fiscal 2006 was $138.8 million, an increase of approximately 79% from $77.3 million in fiscal 2005.

“We are extremely pleased with our performance for the fourth quarter and fiscal 2006,” said Leslie Blodgett, Chief Executive Officer. “The Bare Escentuals brand continues to flourish due to the amazing support of our customers, partners, and employees.  We plan to continue this momentum into 2007 with the launch of innovative new products and the expansion of our distribution channels both here and abroad.  In addition, we’ll be launching a nationwide tour to connect directly with our customers in order to ensure we’re doing everything we can to exceed their expectations.”

Guidance

The Company now expects fiscal 2007 diluted earnings per share to be in the range of $0.84 to $0.89 on approximately 92.6 million shares outstanding.  This change represents an increase of $0.03 over the prior earnings guidance.

Conference Call

Bare Escentuals, Inc. will host a conference call today, February 28, 2007 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Leslie Blodgett, Chief Executive Officer; Diane Miles, President; and Myles McCormick, Chief Financial Officer and Chief Operations Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at www.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the fastest growing prestige cosmetic companies in the United States and a leader in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its i.d. bareMinerals, i.d., RareMinerals and namesake Bare Escentuals brands, and professional skin care products under its md formulations brand through infomercials, home shopping television, specialty beauty retailers, company-owned boutiques, spas and salons, and online shopping.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to our dependence on sales of our mineral-based foundation; our dependence on significant customers with whom we do not have long-term purchase commitments; the highly competitive nature of the beauty industry, and the adverse consequences if we are unable to compete effectively; the possibility that we might not manage our growth effectively or sustain our growth or profitability; the possibility that we might not be able to retain key executives and other personnel and recruit additional executives and personnel; the possibility that we might not be able to open and operate new boutiques successfully; our dependence on our suppliers to produce and deliver our products in a timely and cost-effective manner; the possibility that our media spending might not result in increased net sales or generate the levels of product and brand name awareness we desire; the possibility that we may be unable to repay or refinance our indebtedness, which was $339.3  million as of December 31, 2006; changes in general economic or market conditions; and other risk factors detailed in our Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2006, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Andrew Greenebaum / Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com ; clumpkins@icrinc.com
(310) 954-1100

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BARE ESCENTUALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except percentages and per share data)

	Three months ended				Year ended
	December 31, 2006		January 1, 2006		December 31, 2006		January 1, 2006
Sales, net	$110,478	100.0%	$79,349	100.0%	$394,525	100.0%	$259,295	100.0%
Cost of goods sold	33,416	30.2	24,013	30.3	112,439	28.5	74,511	28.7
Gross profit	77,062	69.8	55,336	69.7	282,086	71.5	184,784	71.3
Expenses:
Selling, general and administrative	38,178	34.6	31,781	40.1	135,501	34.3	103,270	39.8
Depreciation and amortization	804	0.7	430	0.5	2,327	0.6	1,106	0.5
Stock-based compensation	1,515	1.4	440	0.6	5,347	1.4	1,370	0.6
Restructuring charges	—	0.0	—	0.0	114	0.0	643	0.2
Asset impairment charge	—	0.0	—	0.0	—	0.0	1,055	0.4
Operating income	36,565	33.1	22,685	28.5	138,797	35.2	77,340	29.8
Interest expense, net	(7,410)	(6.7)	(8,706)	(11.0)	(48,024)	(12.2)	(21,282)	(8.2)
Debt extinguishment costs	(2,477)	(2.2)	(5,977)	(7.5)	(5,868)	(1.5)	(16,535)	(6.4)
Income before provision for income taxes	26,678	24.2	8,002	10.0	84,905	21.5	39,523	15.2
Provision for income taxes	10,368	9.4	3,165	4.0	34,707	8.8	15,633	6.0
Net income	$16,310	14.8%	$4,837	6.0%	$50,198	12.7%	$23,890	9.2%

Net income per share:
Basic	$0.18		$0.07		$0.67		$0.35
Diluted	$0.18		$0.07		$0.65		$0.34

Weighted-average shares used in per share calculations:
Basic	88,911		69,049		74,668		67,676
Diluted	92,048		71,033		77,283		69,285

BARE ESCENTUALS, INC.

NET SALES BY BUSINESS SEGMENT AND DISTRIBUTION CHANNEL

(in thousands, except percentages)

	Three Months Ended				Year ended
	December 31, 2006		January 1, 2006		December 31, 2006		January 1, 2006
Retail
Infomercial	$33,289	30.2%	$26,671	33.6%	$129,045	32.7%	$96,969	37.4%
Boutiques	17,038	15.4	10,891	13.7	56,012	14.2	35,527	13.7
Total retail	50,327	45.6	37,562	47.3	185,057	46.9	132,496	51.1
Wholesale
Premium wholesale	32,499	29.4	18,715	23.6	109,779	27.8	49,762	19.2
Home shopping television	13,609	12.3	12,169	15.3	49,754	12.6	38,015	14.7
Spas and salons	10,402	9.4	7,212	9.1	33,374	8.5	24,099	9.3
International	3,641	3.3	3,691	4.7	16,561	4.2	14,923	5.7
Total wholesale	60,151	54.4	41,787	52.7	209,468	53.1	126,799	48.9
Sales, net	$110,478	100.0%	$79,349	100.0%	$394,525	100.0%	$259,295	100.0%

BARE ESCENTUALS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2006	January 1, 2006
Cash and cash equivalents	$20,875	$18,675
Inventories	62,006	34,085
Accounts receivable, net of allowances	30,759	17,891
Total current assets	125,715	77,126
Total assets	155,835	94,895
Accounts payable	25,357	12,974
Accrued liabilities	16,123	16,343
Total current liabilities	59,377	42,411
Current portion of long-term debt	17,624	12,667
Long-term debt	321,639	377,166
Total stockholders’ equity (deficit)	$(228,522)	$(327,432)